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EXHIBIT (10)(xvi)


        Amendment to Second-to-Die Split-Dollar Insurance Benefit Plan

      RESOLVED, further, that effective January 15, 2001, the Board hereby approves amendments to the Second-to-Die Insurance Benefit Plan with respect to the split-dollar agreements between the Company and certain employees to provide that, upon a change in control, (a) the insurance policy assignment under the split-dollar arrangement shall be held by Wachovia Bank of North Carolina, N.A. as Trustee under the Trust Agreement regardless of whether the participant voluntarily or involuntarily terminates employment following a change in control, and (b) with respect to the insurance policy subject to any such split-dollar agreement, the participant shall not be required to pay more than the premium amount set forth in applicable tables published by the Internal Revenue Service, based upon the ages of the participant and his or her beneficiary; and

      RESOLVED, further, that the Authorized Officers and other appropriate representatives of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute such certificates, instruments and documents and take any and all other such actions as such officers or representatives shall deem necessary, advisable or appropriate in order to amend the Second-to-Die Insurance Benefit Plan and split-dollar agreements and carry out the intent and purpose of the foregoing resolutions, the taking of any such action to be deemed conclusive evidence that the Board and the Company have authorized such action.